Exhibit (h)(2)(v)

AMENDMENT NO. 5 TO ADMINISTRATION AGREEMENT

THIS AMENDMENT NO. 5 TO ADMINISTRATION AGREEMENT (this “Amendment”), is made this 30th day of November, 2016 (the “Amendment Effective Date”), by and between Highland Funds I (the “Trust”), and SEI Investments Global Funds Services (the “Administrator”).

WHEREAS:

1.	The Trust and the Administrator entered into an Administration Agreement dated as of September 25, 2012, as amended (the “Agreement”), pursuant to which, among other things, the Administrator agreed to provide administration services with respect to the Trust;

2.	The parties hereto desire to amend the Agreement as described in detail below.

NOW THEREFORE, in consideration of the premises, covenants, representations and warranties contained herein and intending to be legally bound hereby, the parties hereto agree as follows:

1.	Defined Terms. Except as specifically set forth herein, defined terms used herein shall have their respective meanings as set forth in the Agreement.

2.	Section 9.01 (Term and Renewal). Section 9.01 (Term and Renewal) of the Agreement is hereby deleted in its entirety and replaced as follows:

9.01	Term and Renewal. This Agreement shall become effective as of the Effective Date and shall remain in effect through and until April 30, 2017 (the “Initial Term”), and thereafter shall automatically renew for successive two year terms (each such period, a “Renewal Term”) unless terminated by any party giving written notice of non-renewal at least ninety days prior to the last day of the then current term to each other party hereto.

3.	Schedule I (Funds). Schedule I (Funds) of the Agreement is hereby deleted in its entirety and replaced with the Schedule I attached hereto.

4.	Schedule III (Fees). Schedule III (Fees) of the Agreement is hereby deleted in its entirety and replaced with the Schedule III attached hereto.

5.	Ratification of Agreement. Except as expressly amended and provided herein, all of the terms, conditions and provisions of the Agreement shall continue in full force and effect.

6.	Binding Effect. This Amendment shall be binding upon, and shall inure to the benefit of the Administrator, the Trust and each of their respective permitted successors and assigns.

7.	Governing Law. This Amendment shall be governed by and provisions shall be construed in accordance with the laws of the Commonwealth of Pennsylvania without giving effect to any conflict of laws or choice of laws rules or principles thereof

[Signature page follows]

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THIS DOCUMENT CONSTITUTES CONFIDENTIAL INFORMATION OF SEI INVESTMENTS GLOBAL FUNDS SERVICES

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment as of the Amendment Effective Date.

SEI INVESTMENTS GLOBAL FUNDS SERVICES		HIGHLAND FUNDS I

By:	/s/ John Alshefski	By:	/s/ Dustin Norris
Name: John Alshefski		Name: Dustin Norris
Title: SVP		Title: Assistant Treasurer

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THIS DOCUMENT CONSTITUTES CONFIDENTIAL INFORMATION OF SEI INVESTMENTS GLOBAL FUNDS SERVICES

SCHEDULE I

Funds

Highland / iBoxx Senior Loan ETF

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THIS DOCUMENT CONSTITUTES CONFIDENTIAL INFORMATION OF SEI INVESTMENTS GLOBAL FUNDS SERVICES

SCHEDULE III

Fees

Administration and Accounting Fee:

The following fees are due and payable monthly to Administrator pursuant to Section 8 of the Agreement. Each Fund will be charged the greater of the applicable Asset Based Fee or the Annual Minimum Fee, in each case calculated in the manner set forth below.

Asset Based Fees: (calculated and assessed monthly in arrears based on the aggregate net assets of each Fund as set forth below):

Fund Assets	Basis Points
First $100 million in aggregate net assets of each Fund	10 BPS
Next $200 million in aggregate net assets of each Fund	8.5 BPS
Aggregate net assets of each Fund in excess of $300 million	6.5 BPS

Annual Minimum Fee (calculated and paid on a monthly basis):

Fund	Annual Minimum Fee
Highland / iBoxx Senior Loan ETF	$ 105,000
Each additional Fund added to Schedule I	To be mutually agreed

Manager Dashboard:

The Adviser shall receive 5 seats to Administrator’s Manager Dashboard at no additional charge. Additional seats shall be made available to Adviser subject to good faith negotiations with Administrator.

Expense Reimbursement:

All reasonable expenses incurred by the Administrator on behalf of a Fund will be billed to the applicable Fund quarterly in arrears as set forth in Section 7.02 of this Agreement.

Change of Terms:

This schedule is based upon regulatory requirements and the Trust’s requirements as set forth in its Trust Materials as of the Effective Date. Any material change to any of the foregoing, including but not limited to, a material change in the Trust’s assets or the investment objective of a Fund will constitute a material change to this Agreement. If such a change occurs, the Administrator agrees to review the change with representatives of the Trust and provide information concerning the feasibility of implementing any additional or enhanced services and associated costs resulting from such change. The parties shall then in good faith agree to mutually agreeable terms applicable to such additional or enhanced service.

The Trust acknowledges and agrees that Administrator reserves the right to impose a five percent (5%) per annum surcharge per Fund in the event such Fund has not implemented by the first anniversary of this Agreement an automated trade ticket process with Administrator to facilitate the orderly and timely processing of transactions, valuations and reconciliations.

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THIS DOCUMENT CONSTITUTES CONFIDENTIAL INFORMATION OF SEI INVESTMENTS GLOBAL FUNDS SERVICES